Exhibit 99(g)
                        Entergy London Investments
         Computation of Ratios of Earnings to Fixed Charges and
                   Ratios of Earnings to Fixed Charges


                                                   December 31,   Sept 30,
                                                       1997         1998

Fixed charges, as defined:
  Total Interest                                      178,647      207,253
  Interest applicable to rentals                        3,766        4,108
                                                     ---------------------
Total fixed charges, as defined                      $182,413     $211,361
                                                     =====================
Earnings as defined:
  Net Income                                        ($147,335)    $102,504
  Add:
    Provision for income taxes:
      Total                                           177,023       (3,425)
    Fixed charges as above                            182,413      211,361
                                                     ---------------------
Total earnings, as defined                           $212,101     $310,440
                                                     =====================
Ratio of earnings to fixed charges, as defined           1.16         1.47
                                                     =====================